                                                               EXHIBIT NO. 11.01

                    OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT  PER SHARE DATA)
                                  (UNAUDITED)
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
                                                                   THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                                  1998             1997            1998             1997
                                                                 ------           ------          ------           ------
EARNINGS PER COMMON SHARE - BASIC
Weighted average common stock outstanding
     during the period....................................      1,479,162       1,576,952        1,479,039        1,571,814
                                                               ==========      ==========       ==========       ==========
   Net loss...............................................     $      (94)     $      (79)      $     (385)      $   (1,101)
Less: Accretion of preferred stock redemption
   value..................................................             (4)             (4)             (12)             (13)
                                                               ----------      ----------       ----------       ----------
Net loss available to common stock........................     $      (98)     $      (83)      $     (397)      $   (1,114)
                                                               ==========      ==========       ==========       ==========
Net loss per share - basic................................     $    (0.07)     $    (0.05)      $    (0.27)      $    (0.71)
                                                               ==========      ==========       ==========       ==========

EARNINGS PER COMMON SHARE - DILUTED
Weighted average common stock outstanding
    during the period.....................................      1,479,162       1,576,952        1,479,039        1,571,814
Plus: Incremental shares from assumed conversions
    Series A preferred stock..............................      1,416,667       1,416,667        1,416.667        1,416,667
    Convertible subordinated debt.........................         25,000          25,000           25,000           19,322
                                                               ----------      ----------       ----------       ----------
Adjusted weighted average shares..........................      2,920,829       3,018,619        2,920,706        3,007,803
                                                               ==========      ==========       ==========       ==========
  Net loss................................................     $      (94)     $      (79)      $     (385)      $   (1,101)

 Plus: Interest expense on convertible subordinated debt..              3               3                9                7
                                                               ----------      ----------       ----------       ----------
 Net loss available to common stock.......................     $      (91)     $      (76)      $     (376)      $   (1,094)
                                                               ==========      ==========       ==========       ==========
 Net loss per share - diluted.............................     $    (0.03)     $    (0.03)      $    (0.13)      $    (0.36)
                                                               ==========      ==========       ==========       ==========
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NOTE: THE EFFECT OF OPTIONS AND WARRANTS IS NOT CONSIDERED AS IT WOULD BE
      ANTIDILUTIVE.